SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                    ----------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT



                    Pursuant to Section 13 or 15 (d) of the
                        Securities Exchange Act of 1934

                       Date of Report - February 22, 2005
                        (Date of earliest event reported)

                          METROLOGIC INSTRUMENTS, INC.
             (Exact name of Registrant as specified in its charter)



               New Jersey                0-24172             22-1866172
        (State of incorporation) (Commission file number) (IRS employer identification number)

                  90 Coles Road, Blackwood, New Jersey, 08012
               (Address of principal executive offices, zip code)

                            Area Code (856) 228-8100
                               (Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

__ Written communications pursuant to Rule 425 under the Securities Act (17 CFR
   230.425)
__ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
   (17 CFR 240.14a-12)
__ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
   Act (17 CFR 240.14d-2(b))
__ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
   Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operation and Financial Condition


     Metrologic Instruments, Inc. (the "Company") is furnishing herewith as
Exhibit 99.1 its Press Release dated February 22, 2005 announcing the Company's earnings for the fourth quarter and year ended December 31, 2004.



Item 9.01 Financial Statements and Exhibits.

          (c)      Exhibits

          99.1     Metrologic Instruments, Inc. press release dated
                   February 22, 2005 announcing the Company's earnings for the fourth quarter and year ended December 31, 2004





                                   SIGNATURES

                  Pursuant to requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  February 23, 2005                    Metrologic Instruments, Inc.


                                             By:      /s/ Kevin J. Bratton
                                                      Kevin J. Bratton
                                                      Chief Financial Officer

                          METROLOGIC INSTRUMENTS, INC.
                           CURRENT REPORT ON FORM 8-K

                                 EXHIBIT INDEX

Exhibit
No.                                                                     Page


99.1           Metrologic Instruments, Inc. press release dated           4
               February 22, 2005 announcing the Company's earnings for the fourth quarter ended year ended
               December 31, 2004.

EXHIBIT 99.1


Corporate Headquarters
Metrologic Instruments, Inc.
90 Coles Road
Blackwood, NJ 08012-4638                          [COMPANY LOGO]
Tel   856.228.8100
Fax   856.228.6673 (sales)
Fax   856.228-0653 (finance/legal)
www.metrologic.com


               METROLOGIC ANNOUNCES RECORD FINANCIAL RESULTS FOR
                FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2004;
      SALES AND NET INCOME EXCEED HIGH END OF REVISED GUIDANCE ESTIMATES;
                          INITIATES GUIDANCE FOR 2005


Blackwood, New Jersey - February 22, 2005 --Metrologic Instruments, Inc. (NASDAQ-NMS:MTLG), experts in optical image capture and processing solutions, who design, manufacture and market worldwide sophisticated imaging and bar code scanning solutions for a variety of applications, today announced record financial results for the fourth quarter and year ended December 31, 2004.

Sales increased 27% to approximately $53.1 million for the fourth quarter of 2004 compared with $41.7 million for the same period last year. Net income was approximately $8.7 million, or $0.38 diluted earnings per share, compared with net income of $5.2 million, or $0.23 diluted earnings per share, for the same period last year. The 2004 fourth quarter results represent a record amount of sales and net income for any quarter in the 36-year history of the Company.

Net income for the three months ended December 31, 2004 benefited by approximately $2.3 million or $0.10 per diluted earnings per share due to the difference in the value of the U.S. dollar relative to other foreign currencies, primarily the euro, as compared with the fourth quarter of 2003. This positive effect on earnings from the euro was partially offset by an increase of $1.6 million in expenses due to costs related to ongoing litigation matters and efforts associated with Sarbanes-Oxley Section 404 compliance. The Company also benefited from a lower than expected effective income tax rate of 23% in the fourth quarter of 2004 as a result of the recognition of research and development tax credits.

Sales for the year ended December 31, 2004 increased 29% to approximately $178.0 million compared with approximately $138.0 million for 2003. The sales for the year ended December 31, 2004 exceeded the top end of the Company's previously announced guidance range of $170 to $173 million.

Net income for the year ended December 31, 2004 was approximately $22.7 million, or $0.99 diluted earnings per share. This compares with net income of $12.0 million, or $0.62 diluted earnings per share for 2003, not including the gain of $2.2 million resulting from a discount earned on the early repayment of certain subordinated debt and the write-off of certain expenses of $0.3 million, net of taxes, associated with the Company's former credit agreements. Net income for the year ended December 31, 2003, including the above gain and write-off of certain expenses, was approximately $13.9 million, or $0.72 diluted earnings per share. Net income for the year ended December 31, 2004 also exceeded the top end of the Company's previously announced guidance range of $18.8 million to $19.8 million, or $0.82 to $0.86 diluted earnings per share.

Commenting on the fourth quarter and year end results, Benny Noens, Metrologic's Chief Executive Officer and President, stated, "Metrologic's record sales were generated from increases across our key business segments and most geographical territories sequentially quarter to quarter throughout 2004 and over the previous year. We believe that this growth is the result of Metrologic's continued focus on leveraging our core strengths across all business segments and the outstanding execution on our strategy for gaining market share and growing our local presence in key markets. Demand for our products throughout our core business remains strong, particularly in POS, and across all geographies. We have also reorganized our North American Sales organization, the final part of an overall plan designed to optimize our ability to service our customers more efficiently and effectively at the local level. This increase in our local presence and geographic-centric sales focus provides a strong basis for continued growth through 2005 and beyond."

2005 Full Year Outlook:
Metrologic also announced its financial forecast for the full year of 2005. Net sales are expected within a range of approximately $206.0 million to $216.0 million. Net income is expected to be in the range of $23.0 million to $25.7 million, or $0.98 to $1.10 diluted earnings per share. The earnings estimate for 2005 assumes that the value of the euro averages for the year at $1.22 to $1.27 U.S. dollars to the euro and the tax rate to be approximately 38%. The Company expects gross margins to remain in the range of 45.5% to 46.5% for 2005.

About Metrologic
Metrologic Instruments, Inc. designs, manufactures and markets bar code scanning and high-speed automated data capture systems solutions using laser, holographic and vision-based technologies. Metrologic offers expertise in 1D and 2D bar code reading, portable data collection, optical character recognition, image lift, and parcel dimensioning and singulation detection for customers in retail, commercial, manufacturing, transportation and logistics, and postal and parcel delivery industries. In addition to its extensive line of bar code scanning and vision system equipment, the Company also provides a variety of highly sophisticated optical systems used by the commercial, government, and scientific communities. Metrologic products are sold in more than 110 countries worldwide through Metrologic's sales, service and distribution offices located in North and South America, Europe and Asia. For more information please call 1-800-ID-METRO or visit www.metrologic.com.

Conference Call
The Company has scheduled a conference call on Wednesday, February 23, 2005 at 8:30 a.m. Eastern Time to discuss these financial results.

Forward Looking Statements
Forward-looking statements contained in this release are highly dependent upon a variety of important factors which would cause actual results to differ materially from those reflected in such forward looking statements. Specifically, the factors that could cause actual results to differ from expectations include: the timing, introduction and market acceptance of Metrologic's new products; foreign currency fluctuations with the US dollar; changes from the Company's expected gross margin percentage due to a number of factors including product mix, and the timing and extent of cost reduction initiatives; changes in the Company's effective tax rate; pricing pressures; competitive factors; sales cycles of Metrologic's products; Metrologic's ability to control manufacturing and operating costs which affect future profitability; technological changes in the scanner industry, specifically vision-based technologies; availability of patent protection for Metrologic's camera, vision-based technologies, and other products; the resolution of litigation; general economic conditions; and the potential impact of terrorism, international hostilities, and natural disasters. When used in this release and documents referenced, the words "believes", "expects", "may", "should", "seeks", or "anticipates", and similar expressions as they relate to Metrologic or its management are intended to identify such forward-looking statements. For additional factors, please see Metrologic's reports filed with the Securities and Exchange Commission.


For more information contact:           Analysts should contact:
Dale Fischer, Vice President            Kevin Bratton, Chief Financial Officer
856.228.8100                            856.228.8100
Email: d.fischer@metrologic.com         Email: k.bratton@metrologic.com

                          Metrologic Instruments, Inc.
                 Condensed Consolidated Statements of Operations
                  (amounts in thousands, except per share data)

                                       Three Months Ended  Twelve Months Ended
                                         December 31,           December 31,
                                        2004       2003       2004       2003
                                        ----       ----       ----       ----
                                                     (Unaudited)

Sales                               $  53,109  $  41,702  $ 177,955  $ 138,011
Cost of sales                          29,341     23,302     96,227     79,654
                                    ---------  ---------  ---------  ---------
Gross profit                           23,768     18,400     81,728     58,357
Selling, general and administrative
  expenses                             13,048      8,651     42,518     31,449
Research and development expenses       1,850      1,554      7,521      6,764
                                    ---------  ---------  ---------  ---------
Operating income                        8,870      8,195     31,689     20,144
Net interest income (expense)              85       (224)       183     (1,291)
Other income (expense)                  2,360        473      1,976        (12)
Gain on extinguishment of debt              -          -          -      2,200
                                    ---------   --------   --------  ---------

Income before income tax expense       11,315      8,444     33,848     21,041
Income tax expense                      2,606      3,208     11,168      7,160
                                    ---------   --------   --------- ---------
Net income                          $   8,709   $  5,236   $ 22,680  $  13,881
                                    =========   ========   ========  =========

Earnings per share:
   Basic                            $    0.40   $   0.26   $   1.06  $    0.79
   Diluted                          $    0.38   $   0.23   $   0.99  $    0.72
Weighted average number of common
  shares outstanding
   Basic                               21,679     20,390     21,472     17,597
   Diluted                             23,027     22,609     22,974     19,383




                          Metrologic Instruments, Inc.
                      Condensed Consolidated Balance Sheets
                           (all amounts in thousands)

                                        December 31,    December 31,
                                           2004              2003
                                           ----              ----
                                        (Unaudited)

 Cash and cash equivalents               $ 64,715          $ 48,817
 Accounts receivable, net                  35,153            27,369
 Inventories, net                          23,865            16,972
 Other current assets                       4,369             5,450
                                        ---------          --------
   Total Current Assets                   128,102            98,608
 Property, plant and equipment, net        19,468            16,940
 Goodwill and other intangibles, net       43,462            24,148
 Other assets                               1,495               204
                                         --------          --------
   Total assets                          $192,527          $139,900
                                         ========          ========

 Accounts payable and accrued expenses   $ 27,012          $ 19,000
 Current portion of debt                   16,265             5,207
 Deferred contract revenue                  1,507               289
                                         --------         ---------
   Total current liabilities               44,784            24,496
Debt                                        2,015               320
Other liabilities                           7,712             7,476
 Total shareholders' equity               138,016           107,608
                                         --------          --------
 Total liabilities and shareholders'
   equity                                $192,527          $139,900
                                         ========          ========

                             Supplemental Sales Data


                               Three Months Ended
                                  December 31,
                                                            %           %
                               2004           2003        total       growth
                               ----           ----        -----       ------
By Geography
North America:
     POS/OEM                $ 12,108       $  8,169       22.8%       48.2%
     AOA                      10,515          7,866       19.8%       33.7%
                             ----------------------------------
                              22,623         16,035       42.6%       41.1%

EMEA                          21,344         17,860       40.2%       19.5%
Asia/ROW                       6,440          5,297       12.1%       21.6%
South America                  2,702          2,510        5.1%        7.6%
                            -----------------------------------
                            $ 53,109       $ 41,702        100%       27.4%
By Business Segment
POS/OEM                       42,430         33,876       79.9%       25.3%
Industrial Scanning            5,883          3,542       11.1%       66.1%
Advanced Optical Systems       4,796          4,284        9.0%       12.0%
                            -----------------------------------
                            $ 53,109       $ 41,702      100.0%       27.4%




                               Twelve Months Ended
                                  December 31,
                                                            %            %
                               2004           2003        total        growth
                               ----           ----        -----        ------
By Geography
North America:
     POS/OEM                $ 39,669       $ 33,586       22.3%        18.1%
     AOA                      36,412         24,563       20.5%        48.2%
                            -----------------------------------
                              76,081         58,149       42.8%        30.8%

EMEA                          70,819         57,474       39.8%        23.2%
Asia/ROW                      21,405         14,991       12.0%        42.8%
South America                  9,650          7,397        5.4%        30.5%
                            ------------------------------------
                            $177,955  $     138,011       100.%        28.9%
By Business Segment
POS/OEM                      140,171        112,817       78.8%        24.2%
Industrial Scanning           18,475         13,539       10.4%        36.5%
Advanced Optical Systems      19,309         11,655       10.8%        65.7%
                            -----------------------------------
                            $177,955  $     138,011      100.0%        28.9%